EXHIBIT 4.10

CONFORMED COPY

Dated 10 February 2004

SCOTTISH POWER plc

SCOTTISH POWER UK plc

as Issuers

and

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

as Trustee

SUPPLEMENTAL TRUST DEED

relating to

SCOTTISH POWER plc

SCOTTISH POWER UK plc

U.S.$7,000,000,000 Debt Issuance Programme

Arranged by

J.P. MORGAN SECURITIES LTD.

Linklaters

THIS SUPPLEMENTAL TRUST DEED is made on 10 February 2004 between

(1)	SCOTTISH POWER plc;

(2)	SCOTTISH POWER UK plc (together with Scottish Power plc, the “Issuers”); and

(3)	THE LAW DEBENTURE TRUST CORPORATION p.l.c. (the “Trustee”, which expression, where the context so admits, includes any other trustee for the time being of the Trust Deed).

WHEREAS:

(A)	This Supplemental Trust Deed is supplemental to the amended and restated trust deed dated 16 December 2002 between the parties hereto (the “Trust Deed”) and is being entered into by the parties hereto for the purpose of amending certain provisions of the terms and conditions of the Notes set out in the Trust Deed.

(B)	The parties to this Supplemental Trust Deed wish to amend the Trust Deed as set out herein.

THIS DEED WITNESSES AND IT IS DECLARED as follows:

1	INTERPRETATION

1.1	Definitions: Capitalised terms used in this Supplemental Trust Deed but not defined herein shall have the meanings given to them in the Trust Deed.

1.2	Headings: Headings shall be ignored in construing this Supplemental Trust Deed.

1.3	Contracts (Rights of Third Parties) Act 1999: A person who is not a party to this Supplemental Trust Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Trust Deed.

2	Amendments to the Trust Deed

2.1	The Trustee hereby agrees in exercise of the power conferred on it by Clause 12.1 of the Trust Deed to modify the Trust Deed (being of the opinion that the modification is of a technical nature) by amending the Trust Deed as set out in this Supplemental Trust Deed.

2.2	The Trust Deed, as amended by this Supplemental Trust Deed, shall henceforward in relation to Notes issued on or after 10 February 2004 have effect as so amended. For the avoidance of doubt the Trust Deed shall continue to have effect in relation to Notes issued prior to 10 February 2004.

2.3	Schedule 2 Part C (Terms and Conditions of the Notes) of the Trust Deed shall be deleted and replaced with the Terms and Conditions of the Notes contained in Appendix A of this Supplemental Trust Deed.

3	Counterparts

This Supplemental Trust Deed may be executed in any number of counterparts, each of which shall be deemed an original but shall not be effective until each party has executed at least one counterpart.

4	Governing Law and Jurisdiction

4.1	Governing Law: This Supplemental Trust Deed shall be governed by, and construed in accordance with, the English law.

4.2	Jurisdiction: The courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with this Supplemental Trust Deed and accordingly any legal action or proceedings arising out of or in connection with this Supplemental Trust Deed (“Proceedings”) may be brought in such courts. Each of the Issuers irrevocably submits to the jurisdiction of such courts and waives any objections to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is for the benefit of each of the Trustee, the Noteholders and the Couponholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

4.3	Service of Process: Scottish Power plc shall procure that its London office, whose address is at 5th Floor, 30 Cannon Street, London EC4M 6XH, will act as its agent for service of process in any Proceedings in England. Scottish Power UK plc shall procure that Scottish Power plc’s London office will act as its agent for service of process in any Proceedings in England. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded to and received by the relevant Issuer). If for any reason such process agent ceases to be able to act as such or no longer has an address in England each Issuer irrevocably agrees to appoint a substitute process agent acceptable to the Trustee and shall immediately notify the Trustee of such appointment. Nothing shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF this Supplemental Trust Deed has been executed as a deed on the date stated at the beginning.

SIGNED as a DEED by

SCOTTISH POWER plc

acting by

DAVID NISH	ANDREW MITCHELL

Director	Director/Secretary

SIGNED as a DEED by

SCOTTISH POWER UK plc

acting by

DAVID NISH	ANDREW MITCHELL

Director	Director/Secretary

THE COMMON SEAL of

THE LAW DEBENTURE TRUST CORPORATION p.l.c.

was affixed in the presence of:

CLIVE RAKESTROW

ROBERT BEBB

Appendix A

Terms and Conditions of the Notes

The Notes are constituted by an Amended and Restated Trust Deed dated 16th December 2002 (as amended by a supplemental trust deed dated 10th February 2004 (the “Supplemental Trust Deed”) and as may be amended or supplemented as at the date of issue of the Notes (the “Issue Date”), the “Trust Deed”) between Scottish Power plc, Scottish Power UK plc and The Law Debenture Trust Corporation p.l.c. (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Noteholders (as defined below). These terms and conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Bearer Notes, Certificates, Receipts, Coupons and Talons referred to below. An Amended and Restated Agency Agreement (as amended or supplemented as at the Issue Date, the “Agency Agreement”) dated 16th December 2002 has been entered into in relation to the Notes between Scottish Power plc, Scottish Power UK plc, the Trustee, Citibank, N.A., London as initial issuing and paying agent and the other agents named in it. The issuing and paying agent, the paying agents, the registrar, the transfer agents and the calculation agent(s) for the time being (if any) are referred to below respectively as the “Issuing and Paying Agent”, the “Paying Agents” (which expression shall include the Issuing and Paying Agent), the “Registrar”, the “Transfer Agents” (which expression shall include the Registrar) and the “Calculation Agent(s)”. Copies of the relevant Pricing Supplement, Trust Deed, Supplemental Trust Deed and the Agency Agreement are available for inspection during usual business hours at the registered office of the Trustee (presently at Fifth Floor, 100 Wood Street, London ECZV 7EX) and at the specified offices of the Paying Agents and the Transfer Agents.

The Noteholders, the holders of the interest coupons (the “Coupons”) appertaining to interest bearing Notes in bearer form and, where applicable in the case of such Notes, talons for further Coupons (the “Talons”) (the “Couponholders”) and the holders of the receipts for the payment of instalments of principal (the “Receipts”) relating to Notes in bearer form of which the principal is payable in instalments are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and the relevant Pricing Supplement and are deemed to have notice of those provisions applicable to them of the Agency Agreement.

1. Form, Denomination and Title

The Notes are issued in bearer form (“Bearer Notes”, which expression includes Notes that are specified to be Exchangeable Bearer Notes), in registered form (“Registered Notes”) or in bearer form exchangeable for Registered Notes (“Exchangeable Bearer Notes”) in each case in the Denomination(s) shown thereon.

All Registered Notes shall have the same Denomination. Where Exchangeable Bearer Notes are issued, the Registered Notes for which they are exchangeable shall have the same Denomination as the lowest denomination of Exchangeable Bearer Notes.

Bearer Notes are serially numbered and are issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Notes that do not bear interest in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Talons in these Conditions are not applicable. Any Bearer Note the principal amount of which is redeemable in instalments is issued with one or more Receipts attached.

Registered Notes are represented by registered certificates (“Certificates”) and, save as provided in Condition 2(c), each Certificate shall represent the entire holding of Registered Notes by the same holder.

Title to the Bearer Notes and the Receipts, Coupons and Talons shall pass by delivery. Title to the Registered Notes shall pass by registration in the register that the Issuer shall procure to be kept by the Registrar in accordance with the provisions of the Agency Agreement (the “Register”). Except as ordered by a court of competent jurisdiction or as required by law, the holder (as defined below) of any Note, Receipt, Coupon or Talon shall be deemed to be and may be treated as its absolute owner for all purposes whether or not it is overdue and regardless of any notice of ownership, trust or an interest in it, any writing on it (or on the Certificate representing it) or its theft or loss (or that of the related Certificate) and no person shall be liable for so treating the holder.

In these Conditions, “Noteholder” means the bearer of any Bearer Note and the Receipts relating to it or the person in whose name a Registered Note is registered (as the case may be), “holder” (in relation to a Note, Receipt, Coupon or Talon) means the bearer of any Bearer Note, Receipt, Coupon or Talon or the person in whose name a Registered Note is registered (as the case may be) and capitalised terms have the meanings given to them herein, the absence of any such meaning indicating that such term is not applicable to the Notes.

2. Exchanges of Exchangeable Bearer Notes and Transfers of Registered Notes

(a) Exchange of Exchangeable Bearer Notes

Subject as provided in Condition 2(f), Exchangeable Bearer Notes may be exchanged for the same aggregate principal amount of Registered Notes at the request in writing of the relevant Noteholder and upon surrender of each Exchangeable Bearer Note to be exchanged, together with all unmatured Receipts, Coupons and Talons relating to it, at the specified office of any Transfer Agent; provided, however, that where an Exchangeable Bearer Note is surrendered for exchange after the Record Date (as defined in Condition 7(b)) for any payment of interest, the Coupon in respect of that payment of interest need not be surrendered with it. Registered Notes may not be exchanged for Bearer Notes. Bearer Notes of one Denomination may not be exchanged for Bearer Notes of another Denomination. Bearer Notes that are not Exchangeable Bearer Notes may not be exchanged for Registered Notes.

(b) Transfer of Registered Notes

One or more Registered Notes may be transferred upon the surrender (at the specified office of the Registrar or any Transfer Agent) of the Certificate representing such Registered Notes to be transferred, together with the form of transfer endorsed on such Certificate duly completed and executed and any other evidence as the Registrar or Transfer Agent may reasonably require. In the case of a transfer of part only of a holding of Registered Notes represented by one Certificate, a new Certificate shall be issued to the transferee in respect of the part transferred and a further new Certificate in respect of the balance of the holding not transferred shall be issued to the transferor.

(c) Exercise of Options or Partial Redemption in Respect of Registered Notes

In the case of an exercise of the Issuer’s or Noteholders’ option in respect of, or a partial redemption of, a holding of Registered Notes represented by a single Certificate, a new Certificate shall be issued to the holder to reflect the exercise of such option or in respect of the balance of the holding not redeemed. In the case of a partial exercise of an option resulting in Registered Notes of the same holding having different terms, separate Certificates shall be issued in respect of those Notes of that holding that have the same terms. New Certificates shall only be issued against surrender of the existing Certificates to the Registrar or any Transfer Agent. In the case of a transfer of Registered Notes to a person who is already a holder of Registered Notes, a new Certificate representing the enlarged holding shall only be issued against surrender of the Certificate representing the existing holding.

(d) Delivery of New Certificates

Each new Certificate to be issued pursuant to Conditions 2(a), (b) or (c) shall be available for delivery within five business days of receipt of the request for exchange, form of transfer or Exercise Notice or surrender of the Certificate for exchange. Delivery of the new Certificate(s) shall be made at the specified office of the Transfer Agent or of the Registrar (as the case may be) to whom delivery or surrender of such request for exchange, form of transfer, Exercise Notice or Certificate shall have been made or, at the option of the holder making such delivery or surrender as aforesaid and as specified in the relevant request for exchange, form of transfer, Exercise Notice or otherwise in writing, be mailed by uninsured post at the risk of the holder entitled to the new Certificate to such address as may be so specified, unless such holder requests otherwise and pays in advance to the relevant Agent the costs of such other method of delivery and/or such insurance as it may specify. In this Condition 2(d), “business day” means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the relevant Transfer Agent or the Registrar.

(e) Exchange Free of Charge

Exchange and transfer of Notes and Certificates on registration, transfer, exercise of an option or partial redemption shall be effected without charge by or on behalf of the Issuer, the Registrar or the Transfer Agents, but upon payment by a Noteholder of any tax or other governmental charges that may be imposed in relation to it (or the giving by a Noteholder of such indemnity as the Registrar or the relevant Transfer Agent may reasonably require).

(f) Closed Periods

No Noteholder may require the transfer of a Registered Note to be registered or an Exchangeable Bearer Note to be exchanged for one or more Registered Note(s) (i) during the period of 15 days ending on the due date for redemption of, or payment of any Instalment Amount in respect of, that Note, (ii) during the period of 15 days prior to any date on which Notes may be called for redemption by the Issuer at its option pursuant to Condition 6(d), (iii) after any such Note has been called for redemption or (iv) during the period of seven days ending on (and including) any Record Date. An Exchangeable Bearer Note called for redemption may, however, be exchanged for one or more Registered Note(s) in respect of which the Certificate is simultaneously surrendered not later than the relevant Record Date.

3. Status

The Notes and the Receipts and Coupons constitute (subject to Condition 4) unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Issuer under the Notes and the Receipts and Coupons shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 4, at all times rank at least equally with all other unsecured and unsubordinated indebtedness and monetary obligations of the Issuer, present and future.

4. Negative Pledge

So long as any of the Notes remains outstanding (as defined in the Trust Deed) the Issuer will ensure that no Relevant Indebtedness of the Issuer or any Negative Pledge Company (as defined in Condition 6) or of any other person and no guarantee by the Issuer or any Negative Pledge Company of any Relevant Indebtedness (as defined in Condition 6) of any person will be secured by a mortgage, charge, lien, pledge or other security interest (each a

“Security Interest”) upon, or with respect to, any of the present or future business, undertaking, assets or revenues (including any uncalled capital) of the Issuer or any Negative Pledge Company unless the Issuer shall, before or at the same time as the creation of the Security Interest, take any and all action necessary to ensure that:

(i) all amounts payable by it under the Notes, the Receipts, the Coupons and the Trust Deed are secured equally and rateably with the Relevant Indebtedness or guarantee, as the case may be, by the Security Interest to the satisfaction of the Trustee; or

(ii) such other Security Interest or guarantee or other arrangement (whether or not including the giving of a Security Interest) is provided in respect of all amounts payable by the Issuer under the Notes, the Receipts, the Coupons and the Trust Deed either (i) as the Trustee shall in its absolute discretion deem not materially less beneficial to the interests of the Noteholders or (ii) as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Noteholders, save that the Issuer or any Negative Pledge Company may create or have outstanding a Security Interest in respect of any Relevant Indebtedness and/or any guarantees given by the Issuer or any Negative Pledge Company in respect of any Relevant Indebtedness of any person (without the obligation to provide a Security Interest or guarantee or other arrangement in respect of the Notes, the Receipts, the Coupons and the Trust Deed as aforesaid) where (1) such Relevant Indebtedness has an initial maturity of not less than twenty years and is of a maximum aggregate amount outstanding at any time not exceeding the greater of £250,000,000 or 20% of the Capital and Reserves (as defined in Condition 6) or (2) such Security Interest is provided in respect of a company becoming a Subsidiary of the Issuer after the date of the relevant Pricing Supplement and where such Security Interest existed at the time that company becomes a Subsidiary of the Issuer (provided that such Security Interest was not created in contemplation of that company becoming a Subsidiary of the Issuer and the principal amount secured at the time of that company becoming a Subsidiary of the Issuer is not subsequently increased).

5. Interest and Other Calculations

a) Interest Rate and Accrual

Each Note bears interest on its outstanding principal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Interest Rate, such interest being payable in arrear on each Interest Payment Date.

Interest shall cease to accrue on each Note on the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the Interest Rate in the manner provided in this Condition 5 to the Relevant Date (as defined in Condition 8).

(b) Business Day Convention

If any date referred to in these Conditions that is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day that is not a Business Day, then, if the Business Day Convention specified is (i) the Floating Rate Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event (A) such date shall be brought forward to the immediately preceding Business Day and (B) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (ii) the Following Business Day Convention, such date shall be postponed to the next day that is a Business Day, (iii) the Modified Following Business Day Convention, such date shall be postponed to the next day that is a Business Day unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding Business Day or (iv) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

(c) Interest Rate on Floating Rate Notes

If the Interest Rate is specified in the Pricing Supplement as being Floating Rate, the Interest Rate for each Interest Accrual Period shall be determined by the Calculation Agent at or about the Relevant Time on the Interest Determination Date in respect of each Interest Accrual Period in accordance with the following:

(i) if the Primary Source for the Floating Rate is a Page, subject as provided below, the Interest Rate shall be:

(x) the Relevant Rate (where such Relevant Rate on such Page is a composite quotation or is customarily supplied by one entity); or

(y) the arithmetic mean of the Relevant Rates of the persons whose Relevant Rates appear on that Page, in each case appearing on such Page at the Relevant Time on the Interest Determination Date

(ii) if the Page specified in the Pricing Supplement as a Primary Source permanently ceases to quote the Relevant Rate(s) but such quotation(s) is/are available from another page, section or other part of such information service selected by the Calculation Agent (the “Replacement Page”), the Replacement Page shall be substituted as the Primary Source for Interest Rate quotations and if no Replacement Page exists but such quotation(s) is/are available from a page, section or other part of a different information service selected by the Calculation Agent and approved by the Issuer (the “Secondary Replacement Page”), the Secondary Replacement Page shall be substituted as the Primary Source for Interest Rate quotations

(iii) if the Primary Source for the Floating Rate is Reference Banks (as defined below) or if sub-paragraph (i)(x) applies and no Relevant Rate appears on the Page at the Relevant Time on the Interest Determination Date or if sub-paragraph (i)(y) above applies and fewer than two Relevant Rates appear on the Page at the Relevant Time on the Interest Determination Date, subject as provided below, the Interest Rate shall be the arithmetic mean of the Relevant Rates that each of the Reference Banks is quoting to leading banks in the Relevant Financial Centre at the Relevant Time on the Interest Determination Date, as determined by the Calculation Agent and

(iv) if paragraph (iii) above applies, and the Calculation Agent determines that fewer than two Reference Banks are so quoting Relevant Rates, subject as provided below, the Interest Rate shall be the arithmetic mean of the rates per annum (expressed as a percentage) that the Calculation Agent determines to be the rates (being the nearest equivalent to the Benchmark) in respect of a Representative Amount of the Relevant Currency that at least two out of five leading banks selected by the Calculation Agent in the principal financial centre of the country of the Relevant Currency or, if the Relevant Currency is euro, in the Euro-zone as selected by the Calculation Agent (the “Principal Financial Centre”) are quoting at or about the Relevant Time on the date on which such banks would customarily quote such rates for a period commencing on the Effective Date for a period equivalent to the Specified Duration (x) to leading banks carrying on business in Europe, or (if the Calculation Agent determines that fewer than two of such banks are so quoting to leading banks in Europe) (y) to leading banks carrying on business in the Principal Financial Centre; except that, if fewer than two of such banks are so quoting to leading banks in the Principal Financial Centre, the Interest Rate shall be the Interest Rate determined on the previous Interest Determination Date (after readjustment for any difference between any Margin, Rate Multiplier or Maximum or Minimum Interest Rate applicable to the preceding Interest Accrual Period and to the relevant Interest Accrual Period).

(d) Interest Rate on Zero Coupon Notes

Where a Note the Interest Rate of which is specified in the Pricing Supplement to be Zero Coupon is repayable prior to the Maturity Date and is not paid when due, the amount due and payable prior to the Maturity Date shall be the Redemption Amount of such Note. As from the Maturity Date, the Interest Rate for any overdue principal of such a Note shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield (as defined in Condition 6(b)).

(e) Margin, Maximum/Minimum Interest Rates, Instalment Amounts and Redemption Amounts, Rate Multipliers and Rounding

(i) If any Margin or Rate Multiplier is specified in the Pricing Supplement (either (x) generally, or (y) in relation to one or more Interest Accrual Periods), an adjustment shall be made to all Interest Rates, in the case of (x), or the Interest Rates for the specified Interest Accrual Periods, in the case of (y), calculated in accordance with Condition 5(c) above by adding (if a positive number) or subtracting the absolute value (if a negative number) of such Margin or multiplying by such Rate Multiplier, subject always to the next paragraph.

(ii) If any Maximum or Minimum Interest Rate, Instalment Amount or Redemption Amount is specified in the Pricing Supplement, then any Interest Rate, Instalment Amount or Redemption Amount shall be subject to such maximum or minimum, as the case may be.

(iii) For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified in the Pricing Supplement), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes “unit” means the lowest amount of such currency that is available as legal tender in the country(ies) of such currency and, with respect to euro, means 0.01 euro.

(f) Calculations

The amount of interest payable in respect of any Note for any period shall be calculated by multiplying the product of the Interest Rate and the outstanding principal amount of such Note by the Day Count Fraction, unless an Interest Amount (or a formula for its calculation) is specified in respect of such period, in which case the amount of interest payable in respect of such Note for such period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable in respect of such Interest Period shall be the sum of the amounts of interest payable in respect of each of those Interest Accrual Periods.

(g) Determination and Publication of Interest Rates, Interest Amounts, Redemption Amounts and Instalment Amounts

As soon as practicable after the Relevant Time on each Interest Determination Date or such other time on such date as the Calculation Agent may be required to calculate any Redemption Amount or Instalment Amount, obtain any quote or make any determination or calculation, it shall determine the Interest Rate and calculate the amount of interest payable (the “Interest Amounts”) in respect of each Denomination of the Notes for the relevant Interest Accrual Period, calculate the Redemption Amount or Instalment Amount, obtain such quote or make such determination or calculation, as the case may be, and cause the Interest Rate and the Interest Amounts for each Interest Period and the relevant Interest Payment Date and, if required to be calculated, the Redemption Amount or any Instalment Amount to be notified to the Trustee, the Issuer, each of the Paying Agents, the Noteholders, any other Calculation Agent appointed in respect of the Notes that is to make a further calculation upon receipt of such information and, if the Notes are listed on a stock exchange and the rules of such exchange or other relevant authority so require, such exchange or other relevant authority as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of an Interest Rate and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 5(b), the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made with the consent of the Trustee by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Notes become due and payable under Condition 10, the accrued interest and the Interest Rate payable in respect of the Notes shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Interest Rate or the Interest Amount so calculated need be made unless the Trustee otherwise requires. The determination of each Interest Rate, Interest Amount, Redemption Amount and Instalment Amount, the obtaining of each quote and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(h) Determination or Calculation by Trustee

If the Calculation Agent does not at any time for any reason determine or calculate the Interest Rate for an interest Period or any Interest Amount, Instalment Amount or Redemption Amount, the Trustee shall do so (or shall appoint an agent on its behalf to do

so) and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trustee shall apply the foregoing provisions of this Condition, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances.

(i) Definitions

In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

“Business Day” means:

(i) in the case of a specified currency other than euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for that currency; and/or

(ii) in the case of euro, a day on which the TARGET system is operating (a “TARGET Business Day”); and/or

(iii) in the case of a specified currency with one or more financial centres, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the specified currency in the specified financial centre or, if no financial centre is specified, generally in each of such financial centres.

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Note for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period, the “Calculation Period”):

(i) if “Actual/365” or “Actual/Actual-ISDA” is specified in the Pricing Supplement, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(ii) if “Actual/365 (Fixed)” is specified in the Pricing Supplement, the actual number of days in the Calculation Period divided by 365;

(iii) if “Actual/360” is specified in the Pricing Supplement, the actual number of days in the Calculation Period divided by 360;

(iv) if “30/360”, “360/360” or “Bond Basis” is specified in the Pricing Supplement, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (a) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (b) the last day of the Calculation Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)); and

(v) if “30E/360” or “Eurobond Basis” is specified in the Pricing Supplement, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of a Calculation Period ending on the Maturity Date, the Maturity Date is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month); and

(vi) if “Actual/Actual-ISMA” is specified hereon:

(a) if the Calculation Period is equal to or shorter than the Determination Period during which if falls, the number of days in the Calculation Period divided by the product of (x) the number of days in such Determination Period and (y) the number of Determination Periods normally ending in any year; and

(b) if the Calculation Period is longer than one Determination Period, the sum of:

(x) the number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year; and

(y) the number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Periods normally ending in any year where:

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date.

“Effective Date” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the date specified as such in the Pricing Supplement or, if none is so specified, the first day of the Interest Accrual Period to which such Interest Determination Date relates.

“Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended.

“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date.

“Interest Commencement Date” means the Issue Date or such other date as may be specified in the Pricing Supplement.

“Interest Determination Date” means, with respect to an Interest Rate and Interest Accrual Period, the date specified as such in the Pricing Supplement or, if none is so specified and the Relevant Currency is not euro, (i) the first day of such Interest Accrual Period if the Relevant Currency is Sterling or (ii) the day falling two Business Days in London for the Relevant Currency prior to the first day of such Interest Accrual Period if the Relevant Currency is neither Sterling nor euro or (iii) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Relevant Currency is euro.

“Interest Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

“Interest Period Date” means each Interest Payment Date unless otherwise specified in the Pricing Supplement.

“Interest Rate” means the rate of interest payable from time to time in respect of this Note and that is either specified or calculated in accordance with the provisions in the Pricing Supplement.

“Page” means such page, section, caption, column or other part of a particular information service (including, but not limited to, Reuters Markets 3000 (“Reuters”) and Moneyline Telerate (“Moneyline Telerate”)) as may be specified for the purpose of providing a Relevant Rate, or such other page, section, caption, column or other part as may replace it on that information service or on such other information service, in each case as may be nominated by the person or organisation providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to that Relevant Rate.

“Reference Banks” means the institutions specified as such in the Pricing Supplement or, if none, four (or, if the Relevant Financial Centre is Helsinki, five) major banks selected by the Calculation Agent in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the Benchmark which, if EURIBOR is the relevant Benchmark, shall be the Euro-zone.

“Relevant Currency” means the currency specified in the Pricing Supplement or, if none is specified, the currency in which the Notes are denominated.

“Relevant Financial Centre” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the financial centre as may be specified as such in the Pricing Supplement or, if none is so specified, the financial centre with which the relevant Benchmark is most closely connected (which, in the case of EURIBOR, shall be the Euro-zone) or, if none is so connected, London.

“Relevant Rate” means the Benchmark for a Representative Amount of the Relevant Currency for a period (if applicable or appropriate to the Benchmark) equal to the Specified Duration commencing on the Effective Date.

“Relevant Time” means, with respect to any Interest Determination Date, if the Relevant Currency is not euro, the local time in the Relevant Financial Centre specified in the Pricing Supplement or, if none is specified, the local time in the Relevant Financial Centre at which it is customary to determine bid and offered rates in respect of deposits in the Relevant Currency in the interbank market in the Relevant Financial Centre and for this purpose “local time” means, with respect to the Euro-zone as a Relevant Financial Centre, Central European Time.

“Representative Amount” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the amount specified as such in the Pricing Supplement or, if none is specified, an amount that is representative for a single transaction in the relevant market at the time.

“Specified Duration” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the duration specified in the Pricing Supplement or, if none is specified, a period of time equal to the relative Interest Accrual Period, ignoring any adjustment pursuant to Condition 5(b).

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) system or any successor thereto.

(j) Calculation Agent and Reference Banks

The Issuer shall procure that there shall at all times be four Reference Banks (or such other number as may be required) with offices in the Relevant Financial Centre and one or more Calculation Agents if provision is made for them in the Pricing Supplement and for so long as any Note is outstanding (as defined in the Trust Deed). If any Reference Bank (acting through its relevant office) is unable or unwilling to continue to act as a Reference Bank, then the Issuer shall (with the prior approval of the Trustee) appoint another Reference Bank with an office in the Relevant Financial Centre to act as such in its place. Where more than one Calculation Agent is appointed in respect of the Notes, references in these Conditions to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under the Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Interest Rate for an Interest Period or Interest Accrual Period or to calculate any Interest Amount, Instalment Amount or the Redemption Amount or to comply with any other requirement, the Issuer shall (with the prior approval of the Trustee) appoint a leading bank or investment banking firm engaged in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid.

(k) Certificates to be Final

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition 5, whether by the Calculation Agent or the Trustee, shall (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Calculation Agent, the Trustee, the other Paying Agents and all Noteholders, Receiptholders and Couponholders and (in the absence as aforesaid) no liability to the Issuer, the Noteholders, the Receiptholders or the Couponholders shall attach to the Calculation Agent or the Trustee in connection with the exercise or non-exercise by them of their powers, duties and discretions pursuant to such provisions.

6. Redemption, Purchase and Options

(a) Redemption by Instalments and Final Redemption

(i) Unless previously redeemed, purchased and cancelled as provided in this Condition 6 or the relevant Instalment Date (being one of the dates so specified hereon) is extended pursuant to the Issuer’s or any Noteholder’s option in accordance with Condition 6(d) or 6(e), each Note that provides for Instalment Dates and Instalment Amounts shall be partially redeemed on each Instalment Date at the related Instalment Amount specified in the Pricing Supplement. The outstanding principal amount of each such Note shall be reduced by the Instalment Amount (or, if such Instalment Amount is calculated by reference to a proportion of the principal amount of such Note, such proportion) for all purposes with effect from the related Instalment Date, unless payment of the Instalment Amount is improperly withheld or refused on presentation of the related Receipt, in which case, such amount shall remain outstanding until the Relevant Date relating to such Instalment Amount.

(ii) Unless previously redeemed, purchased and cancelled as provided below or its maturity is extended pursuant to the Issuer’s or any Noteholder’s option in accordance with Condition 6(d) or 6(e), each Note shall be finally redeemed on the Maturity Date specified in the Pricing Supplement at its Redemption Amount (which, unless otherwise provided in the Pricing Supplement, is its principal amount) or, in the case of a Note falling within paragraph(i) above, its final Instalment Amount.

(b) Early Redemption of Zero Coupon Notes

(i) The Redemption Amount payable in respect of any Note that does not bear interest prior to the Maturity Date, the Redemption Amount of which is not linked to an index and/or a formula, upon redemption of such Note pursuant to Condition 6(c) or 6(f) or upon it becoming due and payable as provided in Condition 10 shall be the Amortised Face Amount (calculated as provided below) of such Note.

(ii) Subject to the provisions of sub-paragraph (iii) below, the Amortised Face Amount of any such Note shall be the scheduled Redemption Amount of such Note on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the Amortisation Yield (which, if none is shown in the Pricing Supplement, shall be such rate as would produce an Amortised Face Amount equal to the issue price of the Notes if they were discounted back to their issue price on the Issue Date) compounded annually. Where such calculation is to be made for a period of less than one year, it shall be made on the basis of the Day Count Fraction shown hereon.

(iii) If the Redemption Amount payable in respect of any such Note upon its redemption pursuant to Condition 6(c) or 6(f) or upon it becoming due and payable as provided in Condition 10 is not paid when due, the Redemption Amount due and payable in respect of such Note shall be the Amortised Face Amount of such Note as defined in sub-paragraph (ii) above, except that such sub-paragraph shall have effect as though the reference therein to the date on which the Note becomes due and payable were replaced by a reference to the Relevant Date. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (as well after as before judgment) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Redemption Amount of such Note on the Maturity Date together with any interest that may accrue in accordance with Condition 5(d).

(c) Redemption for Taxation Reasons

If, as a result of any amendment to or change in the laws or regulations of the United Kingdom or of any political subdivision thereof or any authority therein or thereof having power to tax or any change in the official or generally accepted interpretation or application of such laws or regulations which becomes effective on or after the date of the agreement to issue the first Tranche of the Notes, the Issuer has or will become obliged to pay any additional amounts as described in Condition 8 (and such amendment or change has been evidenced by the delivery by the Issuer to the Trustee (who shall accept such certificate and opinion as sufficient evidence thereof) of (i) a certificate signed by two directors of the Issuer on behalf of the Issuer stating that such amendment or change has occurred (irrespective of whether such amendment or change is then effective), describing the facts leading thereto and stating that such requirement cannot be avoided by the Issuer, taking reasonable measures available to it and (ii) an opinion of independent legal advisers of recognised standing to the effect that such amendment or change has occurred (irrespective of whether such amendment or change is then effective)), the Issuer may (having given not less than 30 nor more than 90 days notice to the Trustee and to the holders in accordance with Condition 16) redeem all, but not some only, of the Notes (other than Notes in respect of which the Issuer shall have given a notice of redemption pursuant to Condition 6(d) or in respect of which a Noteholder shall have given a Put Event Notice in accordance with Condition 6(f), in each case prior to any notice being given under this Condition 6(c)) at their Redemption Amount, together with accrued interest to the date fixed for such redemption, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be required to pay such additional amounts were a payment in respect of the Notes then due.

(d) Redemption at the Option of the Issuer and Exercise of Issuer’s Options

If so provided in the Pricing Supplement, the Issuer may, on giving irrevocable notice to the Noteholders falling within the Issuer’s Option Period, redeem, or exercise the Issuer’s option in relation to, all or, if so provided, some of the Notes (other than Notes in respect of which the Issuer shall have given a notice of redemption pursuant to Condition 6(c) or in respect of which a Noteholder shall have given a Put Event Notice in accordance with Condition 6(f), in each case prior to any notice being given under this Condition 6(d)) in the principal amount or integral multiples thereof and on the date or dates so provided. Any such redemption of Notes shall be at their Redemption Amount together with interest accrued to the date fixed for redemption.

All Notes in respect of which any such notice is given shall be redeemed, or the Issuer’s option shall be exercised, on the date specified in such notice in accordance with this Condition.

In the case of a partial redemption or a partial exercise of the Issuer’s option, the notice to Noteholders shall also contain the certificate numbers of the Notes to be redeemed or in respect of which such option has been exercised, which shall have been drawn in such place as the Trustee may approve and in such manner as it deems appropriate, subject to compliance with any applicable laws and stock exchange or other relevant authority requirements. So long as the Notes are listed on the Official List and are admitted to trading on the London Stock Exchange’s market for listed securities or any other stock exchange and the rules of the relevant stock exchange or other relevant authority so require, the Issuer shall, once in each year in which there has been a partial redemption of the Notes, cause to be published in a leading newspaper of general circulation in the United Kingdom or as specified by such other stock exchange or other relevant authority, a notice specifying the aggregate principal amount of Notes outstanding and a list of the Notes drawn for redemption but not surrendered.

(e) Redemption at the Option of Noteholders and Exercise of Noteholders’ Options

If so provided in the Pricing Supplement, the Issuer shall, at the option of the holder of any such Note, redeem such Note on the date or dates so provided at its Redemption Amount together with interest accrued to the date fixed for redemption.

To exercise such option or any other Noteholders’ option that may be set out hereon the holder must deposit (in the case of Bearer Notes) such Note (together with all unmatured Receipts and Coupons and unexchanged Talons) with any Paying Agent or (in the case of Registered Notes) the Certificate representing such Note(s) with the Registrar or any Transfer Agent at its specified office, together with a duly completed option exercise notice (“Exercise Notice” which expression shall include any Put Notice (as defined below)) in the form obtainable from any Paying Agent, the Registrar or any Transfer Agent (as applicable) within the Noteholder’s Option Period (which expression shall, in the case of the exercise of the option referred to in Condition 6(f) below, mean the Put Period (as defined below)). No Note or Certificate so deposited and option exercised may be withdrawn without the prior consent of the Issuer, except that such Note or Certificate will be returned to the relevant Noteholder by the Paying Agent, the Registrar or Transfer Agent with which it has been deposited if, prior to the due date for its redemption or the exercise of the option, the Note becomes immediately due and payable or if upon due presentation payment of the redemption moneys is not made or exercise of the option is denied.

(f) Redemption at the Option of the Noteholders on a Put Event

If this Condition 6(f) is specified in the Pricing Supplement as being applicable, then if, at any time while any of the Notes remains outstanding, a Restructuring Event occurs and prior to the commencement of or during the Restructuring Period an Independent Financial Adviser shall have certified in writing to the Trustee that such Restructuring Event will not be or is not, in its opinion, materially prejudicial to the interests of the Noteholders, the following provisions of this Condition 6(f) shall cease to have any further effect in relation to such Restructuring Event.

If, at any time while any of the Notes remains outstanding, a Restructuring Event occurs and (subject to this Condition 6(f)) within the Restructuring Period, either:

(i) if at the time such Restructuring Event occurs there are Rated Securities, a Rating Downgrade in respect of such Restructuring Event also occurs; or

(ii) if at such time there are no Rated Securities, a Negative Rating Event also occurs; and

an Independent Financial Adviser shall have certified in writing to the Trustee that such Restructuring Event is, in its opinion, materially prejudicial to the interests of the Noteholders (a “Negative Certification”), then, unless at any time the Issuer shall have given a notice under Condition 6(c) or 6(d), the holder of each Note will, upon the giving of a Put Event Notice (as defined below), have the option (the “Put Option”) to require the Issuer to redeem or, at the option of the Issuer, purchase (or procure the purchase of) that Note on the Put Date (as defined below), at its principal amount together with (or, where purchased, together with an amount equal to) interest (if any) accrued to (but excluding) the Put Date.

An event shall be deemed not to be a Restructuring Event if, notwithstanding the occurrence of a Rating Downgrade or a Negative Rating Event, the rating assigned to the Rated Securities by any Rating Agency is subsequently increased to, or, as the case may be, there is assigned to the Notes or other unsecured and unsubordinated debt of the Issuer or a Relevant Subsidiary (or of any Subsidiary of the Issuer which is guaranteed on an unsecured and unsubordinated basis by the Issuer or a Relevant Subsidiary) having an initial maturity of five years or more by any Rating Agency, an investment grade rating (BBB-/Baa3 or their respective equivalents for the time being) or better prior to any Negative Certification being issued.

Any certification by an Independent Financial Adviser as aforesaid as to whether or not, in its opinion any Restructuring Event is materially prejudicial to the interests of the Noteholders shall, in the absence of manifest error, be conclusive and binding on the Trustee, the Issuer and the Noteholders.

Promptly upon, and in any event within 14 days after, the Issuer becoming aware that a Put Event has occurred, the Issuer shall, and at any time upon the Trustee becoming similarly so aware the Trustee may, and if so requested by the holders of at least one-quarter in principal amount of the Notes then outstanding shall, give notice (a “Put Event Notice”) to the Noteholders in accordance with Condition 16 specifying the nature of the Put Event and the procedure for exercising the Put Option.

To exercise the Put Option, the holder of a Note must deposit (in the case of a Bearer Note) such Note with any Paying Agent or (in the case of Registered Notes) the Certificate representing such Note(s) with the Registrar or any Transfer Agent at its specified office, on a day which is a Business Day in the City of London and in the place of such specified office falling within the period (the “Put Period”) of 45 days after that on which a Put Event Notice is given, accompanied by a duly completed and signed notice of exercise in the form (for the time being current) obtainable from any specified office of any Paying Agent, the Registrar or any Transfer Agent (as applicable) (a “Put Notice”) and in which the holder may specify a bank account to which payment is to be made under this Condition 6. Where any Bearer Note is delivered without all Coupons relating to it which mature after the day (the “Put Date”) being the fifteenth day after the date of expiry of the Put Period, the exercise of the Put Option in respect of such Note shall be subject to the provision of such indemnity as the Issuer may reasonably require. The Paying Agent to which such Note and Put Notice or, as the case may be, the Registrar or Transfer Agent to which the Certificate and Put Notice are delivered shall issue to the Noteholder concerned a non-transferable receipt in respect of the Note so delivered. Payment in respect of any Note so delivered shall be made, if the holder duly specifies in the Put Notice an account with a bank to which payment is to be made, on the Put Date by transfer to that bank account and, in every other case, on or after the Put Date in each case against presentation and surrender or (as the case may be) endorsement of such receipt at any specified office of any Paying Agent. A Put Notice, once given, shall be irrevocable. For the purposes of Conditions 9, 10, 11, 12, 14, 16 and 17 and for certain other purposes specified in the Trust Deed, receipts issued pursuant to this Condition 6(f) shall be treated as if they were Notes. The Issuer shall redeem or, at the option of the Issuer, purchase (or procure the purchase of) the relevant Note on the applicable Put Date unless previously redeemed or purchased.

A Rating Downgrade or a Negative Rating Event or a non-investment grade rating shall be deemed not to have occurred as a result or in respect of a Restructuring Event if the Rating Agency making the relevant reduction in rating or, where applicable, declining to assign a rating of at least investment grade as provided in this Condition 6(f) does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction or, where applicable, declining to assign a rating of at least investment grade was the result, in whole or in part, of any event or circumstance comprised in or arising as a result of the applicable Restructuring Event.

The Trust Deed provides that the Trustee is under no obligation to ascertain whether a Restructuring Event, a Negative Rating Event or any event which could lead to the occurrence of, or could constitute a, Restructuring Event has occurred and until it shall have actual knowledge or express notice pursuant to the Trust Deed to the contrary the Trustee may assume that no Restructuring Event, Negative Rating Event or such other event has occurred. The Trust Deed also provides that in determining whether or not a Restructuring Event has occurred, the Trustee may rely solely on an opinion given in a certificate signed by two directors of the Issuer.

In these Conditions:

“Balancing and Settlement Code” means the Balancing and Settlement Code, as provided for in the NGC Transmission Licence; and references to the Balancing and Settlement Code include the Balancing and Settlement Code as given contractual force and effect by the Framework Agreement;

“Business Day” means, in relation to any place, a day on which commercial banks and foreign exchange markets generally settle payments in that place;

“Capital and Reserves” means the aggregate of:

(i) the amount paid up or credited as paid up on the share capital of the Issuer; and

(ii) the total of the reserves of the Group, including any share premium account, revaluation reserve, capital redemption reserve, merger reserve and the balance on the profit and loss account, but excluding amounts attributable to minority interests, all as shown in the then latest audited consolidated balance sheet of the Group prepared in accordance with generally accepted accounting principles in the United Kingdom, but adjusted as may be necessary in respect of any variation in the paid up share capital or share premium account of the Issuer since the date of that balance sheet and further adjusted as may be necessary to reflect any change since the date of that balance sheet in the Subsidiary Undertakings comprising the Group and/or as the Directors of the Issuer may consider appropriate. A report by the Directors of the Issuer as to the amount of Capital and Reserves at any given time shall, in the absence of manifest error, be conclusive and binding on the Trustee and the Noteholders;

“Distribution Licence” means the electricity distribution licence granted or treated as granted to SP Distribution Limited (SC189125) under Section 6(1)(c) of the Electricity Act as modified and in force from time to time;

“Electricity Act” means the Electricity Act 1989 as amended or re-enacted from time to time and all subordinate legislation made pursuant thereto;

“Excluded Subsidiary” means any Subsidiary of the Issuer:

(a) which is a single purpose company whose principal assets and business are constituted by the ownership, acquisition, development and/or operation of an asset;

(b) none of whose indebtedness for borrowed money in respect of the financing of such ownership, acquisition, development and/or operation of an asset is subject to any recourse whatsoever to any member of the Group (other than such Subsidiary or another Excluded Subsidiary) in respect of the repayment thereof, except as expressly referred to in sub-paragraph (ii) of the definition of Project Finance Indebtedness; and

(c) which has been designated as such by the Issuer by written notice to the Trustee, provided that the Issuer may give written notice to the Trustee at any time that any Excluded Subsidiary is no longer an Excluded Subsidiary, whereupon it shall cease to be an Excluded Subsidiary;

“Framework Agreement” shall have the meaning ascribed to BSC Framework Agreement in the NGC Transmission Licence;

“Gas and Electricity Markets Authority” means the authority so named and established under Section 1 of the Utilities Act 2000;

“Generation Licence” means the electricity generation licence granted or treated as granted to ScottishPower Generation Limited (SC189124) under Section 6(1)(a) of the Electricity Act as modified and in force from time to time;

[“Group” means Scottish Power plc and its Subsidiary Undertakings and “member of the Group” shall be construed accordingly;]

*[“Group” means Scottish Power UK plc and its Subsidiary Undertakings and “member of the Group” shall be construed accordingly;]

“indebtedness for borrowed money” means any present or future indebtedness (whether being principal, premium, interest or other amounts) for or in respect of (i) money borrowed, (ii) liabilities under or in respect of any acceptance or acceptance credit, or (iii) any notes, bonds, debentures, debenture stock, loan stock or other securities offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part or for a consideration other than cash;

“Independent Financial Adviser” means a financial adviser appointed by the Issuer and approved by the Trustee (such approval not to be unreasonably withheld or delayed) or, if the Issuer shall not have appointed such an adviser within 21 days after becoming aware of the occurrence of a Restructuring Event and the Trustee is indemnified to its satisfaction against the costs of such adviser, appointed by the Trustee following consultation with the Issuer;

“Manweb Licence” means the electricity distribution licence granted or treated as granted to SP Manweb plc (2366937) under Section 6(1)(c) of the Electricity Act as modified and in force from time to time;

“Negative Pledge Company” means each of SP Distribution Limited (SC189125), SP Transmission Limited (SC189126) and Scottish Power Generation Limited (SC189124);

A “Negative Rating Event” shall be deemed to have occurred if (A) the Issuer does not, either prior to or not later than 14 days after the date of a Negative Certification in respect of the relevant Restructuring Event, seek, and thereupon use all reasonable endeavours to obtain, a rating of the Notes or any other unsecured and unsubordinated debt of the Issuer or a Relevant Subsidiary (or of any Subsidiary of the Issuer which is guaranteed on an unsecured and unsubordinated basis by the Issuer or a Relevant Subsidiary) having an initial maturity of five years or more from a Rating Agency or (B) if it does so seek and use such endeavours, it is unable, as a result of such Restructuring Event, to obtain such a rating of at least investment grade (BBB-/Baa3, or their respective equivalents for the time being);

“NGC Transmission Licence” means the licence granted to National Grid Company plc under Section 6(1)(b) of the Electricity Act;

[“Principal Subsidiary” at any time shall mean:

(A) any Relevant Subsidiary; or

(B) any Subsidiary of the Issuer (not being an Excluded Subsidiary or any other Subsidiary of the Issuer 90% in principal amount of whose indebtedness for borrowed money is Project Finance Indebtedness):

(i) whose (a) profits on ordinary activities before tax or (b) net assets represent 20% or more of the consolidated profits on ordinary activities before tax of the Group or consolidated net assets of the Group respectively, in each case as calculated by reference to the then latest audited financial statements of such Subsidiary and the then latest audited consolidated financial statements of the Group; or

(ii) to which is transferred all or substantially all of the business, undertaking and assets of a Subsidiary of the Issuer which immediately prior to such transfer is a Principal Subsidiary, whereupon the transferor Subsidiary shall immediately cease to be a Principal Subsidiary and the transferee Subsidiary shall cease to be a Principal Subsidiary under the provisions of this sub-paragraph (ii) (but without prejudice to the provisions of sub-paragraph (i) above), upon publication of its next audited financial statements, all as more fully defined in the Trust Deed.

A report by the Directors of the Issuer that, in their opinion, a Subsidiary of the Issuer is or is not or was or was not at any particular time or throughout any specified period a Principal Subsidiary shall, in the absence of manifest error, be conclusive and binding on the Trustee and the Noteholders;]

*[“Principal Subsidiary” means any one of SP Distribution Limited (SC189125), SP Transmission Limited (SC189126) or SP Manweb plc (2366937);]

“Project Finance Indebtedness” means any present or future indebtedness incurred to finance the ownership, acquisition, development and/or operation of an asset, whether or not an asset of a member of the Group:

(i) which is incurred by an Excluded Subsidiary; or

(ii) in respect of which the person or persons to whom any such indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group) has or have no recourse whatsoever to any member of the Group (other than an Excluded Subsidiary) for the repayment thereof other than:

(A) recourse for amounts limited to the cash flow or net cash flow (other than historic cash flow or historic net cash flow) from such asset; and/or

(B) recourse for the purpose only of enabling amounts to be claimed in respect of such indebtedness in an enforcement of any encumbrance given by such borrower over such asset or the income, cash flow or other proceeds, deriving therefrom (or given by any shareholder or the like in the borrower over its shares or the like in the capital of the borrower) to secure such indebtedness, provided that (aa) the extent of such recourse is limited solely to the amount of any recoveries made on any such enforcement, and (bb) such person or persons is/are not entitled, by virtue of any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up or dissolution of any member of the Group (other than an Excluded Subsidiary) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Group (other than an Excluded Subsidiary) or any of its assets (save for the assets the subject of such encumbrance); and/or

(C) recourse under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an indemnity in respect thereof or any obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by any member of the Group (other than an Excluded Subsidiary);

A “Put Event” occurs on the date of the last to occur of (aa) a Restructuring Event, (bb) either a Rating Downgrade or, as the case may be, a Negative Rating Event and (cc) the relevant Negative Certification;

“Rated Securities” means the Notes, if at any time and for so long as they have a rating from a Rating Agency, and otherwise any other unsecured and unsubordinated debt of the Issuer or a Relevant Subsidiary (or of any Subsidiary of the Issuer which is guaranteed on an unsecured and unsubordinated basis by the Issuer or a Relevant Subsidiary) having an initial maturity of five years or more which is rated by a Rating Agency;

“Rating Agency” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any of its Subsidiary Undertakings and their successors or Moody’s Investors Service, Inc. or any of its Subsidiary Undertakings and their successors or Fitch Ratings Ltd. or any of its Subsidiary Undertakings and their successors or any rating agency substituted for any of them (or any permitted substitute of them) by the Issuer from time to time with the prior written approval of the Trustee (such approval not to be unreasonably withheld or delayed);

A “Rating Downgrade” shall be deemed to have occurred in respect of a Restructuring Event if the then current rating assigned to the Rated Securities by any Rating Agency (whether provided by a Rating Agency at the invitation of the Issuer or by its own volition) is withdrawn or reduced from an investment grade rating (BBB-/Baa3, or their respective equivalents for the time being, or better) to a non-investment grade rating (BB+/Ba1, or their respective equivalents for the time being, or worse) or, if the Rating Agency shall then have already rated the Rated Securities below investment grade (as described above), the rating is lowered one full rating category (from BB+/Ba1 to BB/Ba2 or such similar lowering);

“Relevant Indebtedness” means any present or future indebtedness (whether being principal, premium, interest or other amounts) in the form of or represented by notes, bonds, debentures, debenture stock, loan stock or other securities, whether issued for cash or in whole or in part for a consideration other than cash, and which, with the agreement of the person issuing the same, are quoted, listed or ordinarily dealt in on any stock exchange or recognised over-the-counter or other securities market, but shall in any event not include Project Finance Indebtedness;

[“Relevant Licence” means the Generation Licence, the Transmission Licence, the Distribution Licence, the Manweb Licence or the Supply Licence or, in any such case, and from time to time, any other licence or licences relating to the transmission, distribution or supply of electricity in the United Kingdom granted to the Issuer and/or any Relevant Subsidiary as contemplated pursuant to paragraph (A) of “Restructuring Event” below and “Relevant Licence” shall be construed accordingly;]

*[“Relevant Licence” means the Distribution Licence, the Transmission Licence or the Manweb Licence or, in any such case, and from time to time, any other licence or licences relating to the distribution or transmission of electricity in the United Kingdom granted to the Issuer and/or any Relevant Subsidiary as contemplated pursuant to paragraph (A) of “Restructuring Event” below and “Relevant Licence” shall be construed accordingly;]

[“Relevant Subsidiary” means a member of the Group that holds a Relevant Licence;]

*[“Relevant Subsidiary” means any one of SP Distribution Limited (SC189125), SP Transmission Limited (SC189126) or SP Manweb plc (2366937) or such other Subsidiary Undertaking of Scottish Power UK plc as may be agreed between Scottish Power UK plc and the Trustee from time to time;]

“Restructuring Event” means the occurrence of any one or more of the following events:

(A) (aa) the Secretary of State gives the Issuer or any Relevant Subsidiary written notice of revocation of any Relevant Licence and provided that the giving of notice pursuant to paragraph 3 of Part I of any Relevant Licence shall not be deemed to constitute the revocation of the Relevant Licence; or

(bb) the Issuer or any Relevant Subsidiary agrees in writing with the Secretary of State to any revocation or surrender of any Relevant Licence; or

(cc) any legislation (whether primary or subordinate) is enacted terminating or revoking any Relevant Licence,

except in any such case in circumstances where a licence or licences on substantially not less favourable terms is or are granted to the Issuer or one or more Relevant Subsidiaries or Subsidiary Undertakings (not being an Excluded Subsidiary) of the Issuer;

(B) any modification (other than a modification which is of a formed, minor or technical nature) is made to the terms and conditions of any Relevant Licence on or after the date of the relevant Pricing Supplement, unless two directors of the Issuer have certified in good faith to the Trustee that the modified terms and conditions are not materially less favourable to the business of the Group and to the business of the member of the Group holding the Relevant Licence; or

(C) (aa) the Balancing and Settlement Code is terminated and not replaced by one or more agreements, commercial arrangements or open market mechanisms or frameworks, in each case on terms which two directors of the Issuer certify in good faith to the Trustee to be not materially less favourable to the business of the Group or to the business of the Relevant Subsidiary or Relevant Subsidiaries party to the Balancing and Settlement Code; or

(bb) any Relevant Subsidiary is given an Expulsion Notice (as defined in the Balancing and Settlement Code) pursuant to Section A.5.2.4 (“Expulsion”) of the Balancing and Settlement Code requiring it to cease to be a party thereto; or

(cc) where there shall have occurred a Default (as defined in the Balancing and Settlement Code) under Section H.3.1.1 (“Default”) of the Balancing and Settlement Code in relation to any Relevant Subsidiary and such default remains unremedied or unwaived; or

(dd) any Relevant Subsidiary ceases to be a party to the Balancing and Settlement Code for any reason (other than pursuant to (bb) and (cc) above) except where a licence or licences is or are granted to one or more Subsidiaries as contemplated by sub-paragraph (A) above and at or about the same time all rights and obligations of the Relevant Subsidiary pursuant to the Balancing and Settlement Code which are attributable to such licence(s) are assigned and transferred to such Subsidiary and/or Subsidiaries in such manner as the Trustee may approve (such approval not to be unreasonably withheld or delayed) or such Subsidiary or Subsidiaries enters or enter into one or more agreements, commercial arrangements or open market mechanisms or frameworks in relation to such licence(s) which the directors of the Issuer certify to be not materially less favourable to the business of the Group; or

(D) any legislation (whether primary or subordinate) is enacted which removes, qualifies or amends (other than an amendment which is of a formal, minor or technical nature) the functions or duties of the Secretary of State and/or the Gas and Electricity Markets Authority under the Electricity Act unless two directors of the Issuer have certified in good faith to the Trustee that such removal, qualification or amendment is unlikely to have a materially adverse effect on the financial condition of the Group or any Relevant Subsidiary;

“Restructuring Period” means:

(A) if at any time a Restructuring Event occurs there are Rated Securities, the period of 90 days starting from and including the day on which that Restructuring Event occurs; or

(B) if at the time a Restructuring Event occurs there are no Rated Securities, the period starting from and including the day on which that Restructuring Event occurs and ending on the day 90 days following the later of (aa) the date on which the Issuer shall seek to obtain a rating as contemplated in the definition of Negative Rating Event prior to the expiry of the 14 days referred to in that definition and (bb) the date on which a Negative Certification shall have been given to the Issuer in respect of that Restructuring Event;

“Secretary of State” means the Secretary of State for Trade and Industry (or any successor) or, as the case may be, the Secretary of State for Scotland (or any successor);

“Subsidiary” means a subsidiary within the meaning of Section 736 of the Companies Act 1985;

“Subsidiary Undertaking” shall have the meaning given to it by Section 258 of the Companies Act 1985 (but, in relation to the Issuer, shall exclude any undertaking (as defined in the Companies Act 1985) whose accounts are not included in the then latest published audited consolidated accounts of the Issuer, or (in the case of an undertaking which has first become a subsidiary undertaking of a member of the Group since the date as at which any such audited accounts were prepared) would not have been so included or consolidated if it had become so on or before that date);

“Supply Licence” means the electricity supply licence granted or treated as granted to ScottishPower Energy Retail Limited (SC190287) under Section 6(1)(d) of the Electricity Act as modified and in force from time to time; and

“Transmission Licence” means the electricity transmission licence granted or treated as granted to SP Transmission Limited (SC189126) under Section 6(1)(b) of the Electricity Act as modified and in force from time to time.

Any reference to an obligation being guaranteed shall include a reference to an indemnity being given in respect of the obligation.

(g) Purchases

The Issuer and any of its Subsidiaries may to the extent permitted by applicable law, at any time purchase Notes (provided that all unmatured Receipts and Coupons and unexchanged Talons relating thereto are attached thereto or surrendered therewith) in the open market or otherwise at any price.

(h) Cancellation

All Notes purchased by or on behalf of the Issuer or any of its Subsidiaries shall be surrendered for cancellation, in the case of Bearer Notes, by surrendering each such Note together with all unmatured Receipts and Coupons and all unexchanged Talons to the Issuing and Paying Agent and, in the case of Registered Notes, by surrendering the Certificate representing such Notes to the Registrar and, in each case, if so surrendered, shall, together with all Notes redeemed by the Issuer, be cancelled forthwith (together with all unmatured Receipts and Coupons and unexchanged Talons attached thereto or surrendered therewith). Any Notes so surrendered for cancellation may not be reissued or resold.

7. Payments and Talons

(a) Bearer Notes

Payments of principal and interest in respect of Bearer Notes shall, subject as mentioned below, be made against presentation and surrender of the relevant Receipts (in the case of payments of Installment Amounts other than on the due date for redemption and provided that the Receipt is presented for payment together with its relative Note), Notes (in the case of all other payments of principal and, in the case of interest, as specified in Condition 7(f)(vi)) or Coupons (in the case of interest, save as specified in Condition 7(f)(ii)), as the case may be, at the specified office of any Paying Agent outside the United States by a cheque payable in the currency in which such payment is due drawn on, or, at the option of the holder, by transfer to an account denominated in that currency with, a bank in the principal financial centre for that currency or, in the case of payment in euro, at the option of the holder, by transfer to, or cheque drawn on, a euro account (or any other account to which euro may be transferred) specified by the holder.

(b) Registered Notes

(i) Payments of principal (which for the purposes of this Condition 7(b) shall include final Installment Amounts but not other Installment Amounts) in respect of Registered Notes shall be made against presentation and surrender of the relevant Certificates at the specified office of any of the Transfer Agents or of the Registrar and in the manner provided in paragraph (ii) below.

(ii) Interest (which for the purpose of this Condition 7(b) shall include all Installment Amounts other than final Installment Amounts) on Registered Notes shall be paid to the person shown on the Register at the close of business on the fifteenth day before the due date for payment thereof (the “Record Date”). Payments of interest on each Registered Note shall be made in the currency in which such payments are due by cheque drawn on a bank in the principal financial centre of the country of the currency concerned and mailed to the holder (or to the first named of joint holders) of such Note at its address appearing in the Register. Upon application by the holder to the specified office of the Registrar or any Transfer Agent before the Record Date and subject as provided in Condition 7(a) above, such payment of interest may be made by transfer to an account in the relevant currency maintained by the payee with a bank in the principal financial centre of the country of that currency or, in the case of payment in euro, by transfer to a euro account (or any other account to which euro may be transferred) specified by the holder.

(c) Payments in the United States

Notwithstanding the foregoing, if any Bearer Notes are denominated in US dollars, payments in respect thereof may be made at the specified office of any Paying Agent in New York City in the same manner as aforesaid if (i) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment of the amounts on the Notes in the manner provided above when due, (ii) payment in full of such amounts at all such offices is illegal or effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts and (iii) such payment is then permitted by United States law, without involving, in the opinion of the Issuer, any adverse tax consequence to the Issuer.

(d) Payments Subject to Fiscal Laws

All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives, but without prejudice to the provisions of Condition 8. No commission or expenses shall be charged to the Noteholders or Couponholders in respect of such payments.

(e) Appointment of Agents

The Issuing and Paying Agent, the Paying Agents, the Registrar and the Transfer Agents initially appointed by the Issuer and their respective specified offices are listed below. The Issuing and Paying Agent, the Paying Agents, the Registrar, the Transfer Agents and the Calculation Agent act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any Noteholder or Couponholder. The Issuer reserves the right at any time with the approval of the Trustee to vary or terminate the appointment of the Issuing and Paying Agent, any other Paying Agent, the Registrar, any Transfer Agent or the Calculation Agent and to appoint additional or other Paying Agents or Transfer Agents, provided that the Issuer shall at all times maintain (i) an Issuing and Paying Agent, (ii) a Registrar in relation to Registered Notes, (iii) a Transfer Agent in relation to Registered Notes, (iv) one or more Calculation Agent(s) where the Conditions so require, (v) Paying Agents having specified offices in at least two major European cities (including London, so long as the Notes are listed on the Official List and admitted to trading on the London Stock Exchange’s market for listed securities), (vi) such other agents as may be required by any other stock exchange on which the Notes may be listed, in each case, as approved by the Trustee and (vii) if European Council Directive 2003/48.EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26th-27th November 2000 is brought into force, a Paying Agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to any such Directive, if there is any such member state.

In addition, the Issuer shall forthwith appoint a Paying Agent in New York City in respect of any Bearer Notes denominated in US dollars in the circumstances described in paragraph (c) above.

Notice of any such change or any change of any specified office shall promptly be given to the Noteholders.

(f) Unmatured Coupons and Receipts and Unexchanged Talons

(i) Unless the Pricing Supplement provides that the relative Coupons are to become void upon the due date for redemption of those Notes, Bearer Notes should be surrendered for payment together with all unmatured Coupons (if any) appertaining thereto, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) shall be deducted from the Redemption Amount due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 9).

(ii) If the Pricing Supplement so provides, upon the due date for redemption of any Bearer Note, unmatured Coupons relating to such Note (whether or not attached) shall become void and no payment shall be made in respect of them.

(iii) Upon the due date for redemption of any Bearer Note, any unexchanged Talon relating to such Note (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

(iv) Upon the due date for redemption of any Bearer Note that is redeemable in installments, all Receipts relating to such Note having an Installment Date falling on or after such due date (whether or not attached) shall become void and no payment shall be made in respect of them.

(v) Where any Bearer Note that provides that the relative unmatured Coupons are to become void upon the due date for redemption of those Notes is presented for redemption without all unmatured Coupons and any unexchanged Talon relating to it, and where any Bearer Note is presented for redemption without all unmatured Coupons and any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may require.

(vi) If the due date for redemption of any Note is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Bearer Note or Certificate representing it, as the case may be. Interest accrued on a Note that only bears interest after its Maturity Date shall be payable on redemption of such Note against presentation of the relevant Note or Certificate representing it, as the case may be.

(g) Talons

On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Bearer Note, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Issuing and Paying Agent in exchange for a further Coupon sheet (and if necessary another Talon for a further Coupon sheet) (but excluding any Coupons that may have become void pursuant to Condition 9).

(h) Non-Business Days

If any date for payment in respect of any Note, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, “business day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in the relevant place of presentation, in such jurisdictions as shall be specified as “Business Day Jurisdictions” hereon and:

(i) (in the case of a payment in a currency other than euro) where payment is to be made by transfer to an account maintained with a bank in the relevant currency, on which foreign exchange transactions may be carried on in the relevant currency in the principal financial centre of the country of such currency or

(ii) (in the case of a payment in euro) which is a TARGET Business Day.

8. Taxation

All payments of principal and interest by or on behalf of the Issuer in respect of the Notes, the Receipts and the Coupons shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United Kingdom or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In the event of such a withholding or deduction required by law, the Issuer shall pay such additional amounts as shall result in receipt by the Noteholders and Couponholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any Note, Receipt or Coupon:

(a) to, or to a third party on behalf of, a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Note, Receipt or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of the Note, Receipt or Coupon; or

(b) presented (or in respect of which the Certificate representing it is presented) for payment more than 30 days after the Relevant Date except to the extent that the holder of it would have been entitled to such additional amounts on presenting it for payment on the thirtieth day; or

(c) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48.EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26th-27th November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(d) presented for payment by or on behalf of a Noteholder or a Couponholder who would have been able to avoid such withholding or deduction by presenting the relevant Note, Receipt or Coupon to another Paying Agent in a Member State of the European Union.

As used in these Conditions, “Relevant Date” in respect of any Note, Receipt or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date seven days after that on which notice is duly given to the Noteholders that, upon further presentation of the Note (or relative Certificate), Receipt or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to (i) “principal” shall be deemed to include any premium payable in respect of the Notes, all Installment Amounts, Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 6 or any amendment or supplement to it, (ii) “interest” shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 5 or any amendment or supplement to it and (iii) “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under this Condition or any undertaking given in addition to or in substitution for it under the Trust Deed.

9. Prescription

Claims against the Issuer for payment in respect of the Notes, Receipts and Coupons (which, for this purpose, shall not include Talons) shall be prescribed and become void unless made within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

10. Events of Default

The Trustee at its discretion may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution of the Noteholders shall, subject to being indemnified to its satisfaction, (but, in the case of the happening of any of the events mentioned in sub-paragraphs (b), (c), (e), (f), (g) and (h) below, only if the Trustee shall have certified in writing to the Issuer that such event is, in its opinion, materially prejudicial to the interests of the Noteholders), give notice to the Issuer that the Notes are, and they shall accordingly thereby forthwith become, immediately due and repayable at their principal amount together with accrued interest (as provided in the Trust Deed) if any of the following events (each an “Event of Default”) shall have occurred (unless such Event of Default has been remedied to the satisfaction of the Trustee):

(a) if default is made for a period of 14 days or more in the payment of any principal or the purchase price due in respect of the Notes or any of them pursuant to Condition 6 or 21 days or more in the payment of any interest due in respect of the Notes or any of them; or

(b) if the Issuer fails to perform or observe any of its other obligations under the Notes or the Trust Deed and (except where the Trustee shall have certified to the Issuer in writing that it considers such failure to be incapable of remedy in which case no such notice or continuation as is hereinafter mentioned will be required) such failure continues for the period of 60 days (or such longer period as the Trustee may in its absolute discretion permit) next following the service by the Trustee of notice on the Issuer requiring the same to be remedied; or

(c) if (i) any other indebtedness for borrowed money of the Issuer or any Principal Subsidiary becomes due and repayable prior to its stated maturity by reason of an event of default or (ii) any such indebtedness for borrowed money is not paid when due or, as the case may be, within any applicable grace period (as originally provided) or (iii) the Issuer or any Principal Subsidiary fails to pay when due (or, as the case may be, within any originally applicable grace period) any amount payable by it under any present or future guarantee for, or indemnity in respect of, any indebtedness for borrowed money of any person or (iv) any security given by the Issuer or any Principal Subsidiary for any indebtedness for borrowed money of any person or for any guarantee or indemnity of indebtedness for borrowed money of any person becomes enforceable by reason of default in relation thereto and steps are taken to enforce such security, save in any such case where there is a bona fide dispute as to whether the relevant indebtedness for borrowed money or any such guarantee or indemnity as aforesaid shall be due and payable, provided that the aggregate amount of the relevant indebtedness for borrowed money in respect of which any one or more of the events mentioned above in this sub-paragraph (c) has or have occurred equals or exceeds whichever is the greater of £20,000,000 or its equivalent in other currencies (as determined by the Trustee) or 2% of Capital and Reserves, and for the purposes of this sub-paragraph (c), “indebtedness for borrowed money” shall exclude Project Finance Indebtedness; or

(d) if any order shall be made by any competent court or any resolution shall be passed for the winding up or dissolution of the Issuer, save for the purpose of amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement on terms previously approved in writing by the Trustee (such approval not to be unreasonably withheld or delayed having regard to the interests of the Noteholders) or by an Extraordinary Resolution of the Noteholders; or

(e) if any order shall be made by any competent court or any resolution shall be passed for the winding up or dissolution of a Principal Subsidiary, save for the purposes of amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement (A) not involving or arising out of the insolvency of such Principal Subsidiary and under which all the surplus assets of such Principal Subsidiary are transferred to the Issuer or any of its other Subsidiaries (other than an Excluded Subsidiary) or (B) the terms of which have previously been approved in writing by the Trustee (such approval not to be unreasonably withheld or delayed having regard to the interests of Noteholders) or by an Extraordinary Resolution of the Noteholders; or

(f) if the Issuer or any Principal Subsidiary shall cease to carry on the whole or substantially the whole of its business (which, for the avoidance of doubt, is, in the case of the Issuer, its operation as a holding company), save:

(i) in each case for the purpose of amalgamation, merger, consolidation, reorganisation, reconstruction or other similar arrangement (A) not involving or arising out of the insolvency of the Issuer or such Principal Subsidiary and under which all or substantially all of its assets are transferred to another member or members of the Group (other than an Excluded Subsidiary) or to a transferee or transferees which is or are, or immediately upon such transfer become(s), a member or members of the Group (other than an Excluded Subsidiary), or (B) the terms of which have previously been approved in writing by the Trustee or by an Extraordinary Resolution of the Noteholders; or

[(ii) in each case where there is a disposal of Scottish Power UK plc or a Principal Subsidiary or the business of any Principal Subsidiary under which all or substantially all of its assets are transferred to a third party or parties (whether associates or not) for full consideration, by the Issuer or a member or members of the Group (other than an Excluded Subsidiary) on an arm’s length basis.]

*[(ii) in each case where there is a disposal of a Principal Subsidiary or the business of any Principal Subsidiary under which all or substantially all of its assets are transferred to a third party or parties (whether associates or not) for full consideration, by the Issuer or a member or members of the Group (other than an Excluded Subsidiary) on an arm’s length basis.]

provided that if neither the Issuer nor any Subsidiary Undertaking holds a Relevant Licence, the Issuer shall be deemed to have ceased to carry on the whole or substantially the whole of its business (and neither of exceptions (i)(A) or (ii) shall apply); or

(g) if the Issuer or any Principal Subsidiary shall suspend or announce its intention to suspend payment of its debts generally or shall be declared or adjudicated by a competent court to be unable, or shall admit in writing its inability, to pay its debts generally (within the meaning of Section 123(1) or (2) of the Insolvency Act 1986) as they fall due, or shall be adjudicated or found insolvent by a competent court or shall enter into any composition or other similar arrangement with its creditors generally under Section 1 of the Insolvency Act 1986; or

(h) if a receiver, administrative receiver, administrator or other similar official shall be appointed in relation to the Issuer or any Principal Subsidiary or in relation to the whole or a substantial part of the undertaking or assets of any of them or a distress, execution or other process shall be levied or enforced upon or sued out against, or any encumbrancer shall take possession of, the whole or a substantial part of the assets of any of them and in any of the foregoing cases it or he shall not be paid out or discharged within 90 days (or such longer period as the Trustee may in its absolute discretion permit).

For the purposes of sub-paragraph (g) above, Section 123(1)(a) of the Insolvency Act 1986 shall have effect as if for “£750” there was substituted “£500,000”. Neither the Issuer nor any Principal Subsidiary shall be deemed to be unable to pay its debts for the purposes of sub-paragraph (g) above if any such demand as is mentioned in Section 123(1)(a) of the Insolvency Act 1986 is being contested in good faith by the Issuer or the relevant Principal Subsidiary with recourse to all appropriate measures and procedures or if any such demand is satisfied before the expiration of such period as may be stated in any notice given by the Trustee under this Condition.

11. Meetings of Noteholders, Modification, Waiver and Substitution

(a) Meetings of Noteholders

The Trust Deed contains provisions for convening meetings of Noteholders to consider matters affecting their interests, including the modification of any of the terms and conditions of the Notes or any provisions of the Trust Deed. Any such modification may be made if sanctioned by an Extraordinary Resolution (which as provided in the Trust Deed may be passed by written resolution by or on behalf of the holders of not less than 75 per cent. in principal amount of the Notes, as well as at a meeting of Noteholders). The quorum for any meeting convened to consider an Extraordinary Resolution will be one or more persons holding or representing a clear majority in principal amount of the Notes for the time being outstanding, or at any adjourned meeting, one or more persons being or representing Noteholders whatever the principal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals, inter alia (i) to postpone the maturity or redemption of the Notes, any Installment Date or any date for payment of any interest or Interest Amount on the Notes, (ii) to reduce or cancel the principal amount of, or any Installment Amount of, or any premium payable on redemption of, the Notes, (iii) to reduce the rate or rates of interest in respect of the Notes or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Notes, (iv) if a Minimum and/or a Maximum Interest Rate, Installment Amount or Redemption Amount is shown hereon, to reduce any such Minimum and/or Maximum, (v) to vary any method of, or basis for, calculating the Redemption Amount, including the method of calculating the Amortised Face Amount, (vi) to vary the currency or currencies of payment or denomination of the Notes, (vii) to take any steps that as specified hereon may only be taken following approval by an Extraordinary Resolution to which the special quorum provisions apply, or (viii) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass the Extraordinary Resolution, in which case the necessary quorum shall be one or more persons holding or representing not less than two-thirds, or at any adjourned meeting not less than one-third, in principal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Noteholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

These Conditions may be amended, modified or varied in relation to any Series of Notes by the terms of the relevant Pricing Supplement in relation to such Series.

(b) Modification of the Trust Deed

The Trustee may agree, without the consent of the Noteholders or Couponholders, to (i) any modification of any of the provisions of the Trust Deed, the Notes or the Coupons that is of a formal, minor or technical nature or is made to correct a manifest error, and (ii) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Noteholders. Any such modification, authorisation or waiver shall be binding on the Noteholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Noteholders as soon as practicable.

(c) Substitution

The Trust Deed contains provisions permitting the Trustee to agree, subject to such amendment of the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Noteholders or the Couponholders, to the substitution of any other company in place of the Issuer, or of any previous substituted company, as principal debtor under the Trust Deed and the Notes. In the case of such a substitution the Trustee may agree, without the consent of the Noteholders or the Couponholders, to a change of the law governing the Notes, the Receipts, the Coupons, the Talons and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Noteholders.

(d) Entitlement of the Trustee

In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Noteholders as a class and shall not have regard to the consequences of such exercise for individual Noteholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Noteholder or Couponholder be entitled to claim, from the Issuer any indemnification or payment in respect of any tax consequence of any such exercise upon individual Noteholders or Couponholders.

12. Replacement of Notes, Certificates, Receipts, Coupons and Talons

If a Note, Certificate, Receipt, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, regulations and stock exchange or other applicable authority regulations, at the specified office of the Issuing and Paying Agent (in the case of Bearer Notes, Receipts, Coupons or Talons) and of the Registrar (in the case of Certificates) or such other Paying Agent or Transfer Agent, as the case may be, as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Noteholders, in each case on payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Note, Certificate, Receipt, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Notes, Certificates, Receipts, Coupons or further Coupons) and otherwise as the Issuer may reasonably require. Mutilated or defaced Notes, Certificates, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

13. Further Issues

The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue further securities either having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Issuer may determine at the time of their issue. References in these Conditions to the Notes include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Notes. Any further securities forming a single series with the outstanding securities of any series (including the Notes) constituted by the Trust Deed or any deed supplemental to it shall, and any other securities may (with the consent of the Trustee), be constituted by the Trust Deed. The Trust Deed contains provisions for convening a single meeting of the Noteholders and the holders of securities of other series where the Trustee so decides.

14. Enforcement

At any time after the Notes become due and payable, the Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer as it may think fit to enforce the terms of the Trust Deed, but it need not take any such proceedings unless (a) it shall have been so directed by an Extraordinary Resolution or so requested in writing by holders of at least one-fifth in principal amount of the Notes outstanding, and (b) it shall have been indemnified to its satisfaction. No Noteholder, Receiptholder or Couponholder may proceed directly against the Issuer unless the Trustee, having become bound so to proceed fails to do so within a reasonable time and such failure is continuing.

15. Indemnification of the Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility. The Trustee is entitled to enter into business transactions with the Issuer and any entity related to the Issuer without accounting for any profit.

16. Notices

Notices to the holders of Registered Notes shall be mailed to them at their respective addresses in the Register and deemed to have been given on the fourth weekday (being a day other than a Saturday or a Sunday) after the date of mailing. Notices to the holders of Bearer Notes shall be valid if published in a daily newspaper of general circulation in the United Kingdom (which is expected to be the Financial Times). The Issuer shall also ensure that notices are duly published in a manner which complies with the rules and regulations of any other stock exchange on which the Notes are, for the time being, listed or other applicable authority to which it is subject. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made, as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Bearer Notes in accordance with this Condition.

17. Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Notes, the Receipts, the Coupons or the Talons under the Contracts (Rights of Third Parties) Act 1999.

18. Governing Law and Jurisdiction

(a) Governing Law

The Trust Deed, the Notes, the Receipts, the Coupons and the Talons are governed by, and shall be construed in accordance with, English law.

(b) Jurisdiction

The courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with any Notes, Receipts, Coupons or Talons and accordingly any legal action or proceedings arising out of or in connection with any Notes, Receipts, Coupons or Talons (“Proceedings”) may be brought in such courts. The Issuer has in the Trust Deed irrevocably submitted to the jurisdiction of such courts.

(c) Service of Process

[The Issuer, in accordance with the Trust Deed, will appoint its London office, whose address is 5th Floor, 30 Cannon Street, London EC4M 6XH to act as its agent in England to receive, for it and on its behalf, service of process in any Proceedings in England.]

* [The Issuer, in accordance with the Trust Deed, will procure the appointment of Scottish Power plc’s London office, whose address is 5th Floor, 30 Cannon Street, London EC4M 6XH to act as its agent in England to receive, for it and on its behalf, service of process in any Proceedings in England.]